Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 3, 2007, with respect to the consolidated financial statements of Metal Resources LLC included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-142625) and related Prospectus of Atlas Industries Holdings LLC.

/s/ Ernst & Young LLP

Toledo, Ohio

August 20, 2007